Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Rubius Therapeutics, Inc. of our report dated March 12, 2020 relating to the financial statements, which appears in Rubius Therapeutics, Inc.'s Annual Report on Form 10‑K for the year ended December 31, 2019.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

March  12, 2020